News Announcement

CONTACT:
Rick Gaetz, President/CEO	Robert Rinderman/Purdy Tran
Vitran Corporation Inc.	Jaffoni & Collins Incorporated
416/596-7664	212/835-8500 or VVN@jcir.com

FOR IMMEDIATE RELEASE

VITRAN PROMOTES SEAN WASHCHUK TO CHIEF FINANCIAL OFFICER

– Kevin Glass Stepping Down to Accept CFO Position at Toronto-Based Public Company –

TORONTO, ONTARIO (August 23, 2004) — Vitran Corporation Inc. (AMX: VVN, TSX: VTN), a North American transportation and logistics firm, today announced that effective September 20, 2004, the Company’s Corporate Controller Sean Washchuk will succeed Vice President of Finance and Chief Financial Officer Kevin Glass, who has accepted the position of Chief Financial Officer at a publicly traded Canadian Income Trust.

“I greatly value my tenure at Vitran, as I have been with the Company during a very exciting time in its evolution. This was an extremely difficult decision for me,” stated Mr. Glass. “I have a great deal of respect for Rick Gaetz, Sean Washchuk and the entire Vitran team, and know they have a very bright future ahead as Vitran continues to expand its North American freight system and achieve its growth objectives.”

Vitran President and Chief Executive Officer Rick Gaetz, stated, “I expect Sean to seamlessly transition into his new role as CFO, as he has been a dedicated and valuable member of the Vitran team for five years. Having worked very closely with both Kevin and Sean, Sean is an excellent choice for CFO as Kevin’s successor.”

Commenting on Mr. Glass’s departure, Mr. Gaetz, added, “Through his hard work, expertise and dedication, Kevin has played a key role in Vitran’s success and the entire Company and I wish him great success in his new role. He is leaving the company on September 17, 2004.”

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (AMX: VVN, TSX: VTN), visit the website at www.vitran.com.

Information in this news announcement relating to projected growth, improvements in productivity and future results constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to economic factors, demand for the Company’s services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition and environmental hazards. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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